UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2025

Artiva Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42179	83-3614316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Morehouse Drive, Suite 100

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 267-4467

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ARTV	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2025, the Board of Directors (the “Board”) of Artiva Biotherapeutics, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Daniel Baker, Ph.D. as (i) a Class I director of the Company, with a term of office expiring at the 2025 annual meeting of stockholders and (ii) a member of the Clinical Strategy Committee of the Board (the “Clinical Strategy Committee”). Concurrently, Laura Bessen, M.D., Brian Daniels, M.D., and Laural Stoppel, Ph.D. were also appointed as members, and Diego Miralles, M.D. was appointed as chair, of the Clinical Strategy Committee There are no arrangements or understandings between Dr. Baker and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Dr. Baker has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Dr. Baker has served as the interim Chief Development Officer of Cue Biopharma, Inc. since November 2024. Previously, Dr. Baker served as Chief Executive Officer and Founder of Kira Biotech Pty Ltd, a biotechnology company advancing novel drugs targeting immune system disorders from 2019 to 2024. Dr. Baker also has 19 years of experience from 2000 to 2019 at Johnson & Johnson (Janssen/Centocor), most recently as the Vice President of Immunology R&D. During his tenure at Johnson & Johnson, he led the clinical development of Remicade, Simponi and Stelara, as well as other major clinical drug programs. Dr. Baker also previously served as Executive Director on the Board of Galapagos Therapeutics from 2022 to 2024. He holds a B.A. in Biology from Gettysburg College and an M.D. from the University of Pennsylvania. Dr. Baker completed his medical residency at Hershey Medical Center and fellowship in Rheumatology at the University of Pennsylvania, followed by a research fellowship in Rheumatology at Mass General Hospital. He continued on as part of the faculty of the University of Pennsylvania for 18 years before taking on industry roles.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), Dr. Baker (i) will receive an annual cash retainer of $40,000 for service on the Board and (ii) was granted on the date of his appointment an option to purchase 27,500 shares of the Company’s common stock, of which one-third of the shares vested following the grant date, with the remaining shares vesting monthly over an additional two years following the grant date, subject to Dr. Baker’s continuous service (as defined in the Company’s 2024 Equity Incentive Plan (the “Plan”)) through each such vesting date. The Compensation Policy also provides for further automatic annual option grants to purchase 13,750 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on either the one-year anniversary of the date of grant or the next annual stockholder meeting, subject to Dr. Baker’s continuous service through such vesting date. Each of the option grants described above will vest in full upon a change in control (as defined in the Plan). Additionally, members of the Clinical Strategy Committee, including Dr. Baker, will receive an annual cash retainer of $7,500 for services as such. The chair of the Clinical Strategy Committee will receive an annual cash retainer of $15,000 for services as such. The above referenced compensation is subject to the annual compensation limits for non-employee directors set forth in the Compensation Policy. Dr. Baker has also entered into the Company’s standard form of Indemnification Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artiva Biotherapeutics, Inc.

By:	/s/ Fred Aslan
Fred Aslan, M.D.
President and Chief Executive Officer

Dated: January 29, 2025